                                                FILED PURSUANT TO RULE 424(B)(3)
                                                REGISTRATION NO. 333-121263.

                             APPLICABLE FINAL TERMS

     Set out below is the form of final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) which will be completed for each tranche of bonds offered and sold pursuant to this prospectus supplement/base prospectus and the U.S. Prospectus. The bonds may be issued in one or more series as we may authorize from time to time. Prospective investors should refer to the applicable prospectus supplement/base prospectus and the U.S. Prospectus for a description of the specific terms and conditions of the particular series of bonds.

                   FINAL TERMS NO. 2014 DATED 21 OCTOBER 2008

                         QUEENSLAND TREASURY CORPORATION

                      ISSUE OF 5,808,000.00 GLOBAL A$ BONDS
      GUARANTEED BY THE TREASURER ON BEHALF OF THE GOVERNMENT OF QUEENSLAND
               UNDER THE A$18,000,000,000 GLOBAL A$ BOND FACILITY
        ISSUED ON A CONSOLIDATED BASIS WITH THE GLOBAL A$ BONDS DUE 2011
 CURRENTLY TOTALING A$4,670,940,000.00 (A$3,033,943,000.00
                              INCLUDING BUY BACKS)

                            PART A--CONTRACTUAL TERMS

     Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the prospectus supplement dated March 14, 2000 and the base prospectus dated March 9, 2000 (together, the "Prospectus") (the "Terms and Conditions"). This document constitutes the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) of the bonds described herein for the purposes of Article 5.4 of the Prospectus Directive (as defined below) and must be read in conjunction with the prospectus supplement dated December 13, 2007, and the US Prospectus dated December 10, 2007 which constitutes a base prospectus for the purposes of the Prospectus Directive (Directive 2003/71/EC) (the "Prospectus Directive") (hereinafter, the "prospectus supplement"), save in respect of the Terms and Conditions which are incorporated by reference herein. Full information on the Issuer, the guarantor and the offer of the bonds is only available on the basis of the combination of this document, the prospectus supplement and the Prospectus. Copies of the prospectus supplement and the Prospectus are available for viewing free of charge at the Head Office of the Issuer, Minerals & Energy Centre, 61 Mary Street, Brisbane, Queensland 4000, Australia, and copies may be obtained from the listing agent, Deutsche Bank Luxembourg S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg. The final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) will be published on the Luxembourg Stock Exchange's website.

     [Include whichever of the following apply or specify as "Not Applicable" (N/A). Note that the numbering should remain as set out below, even if "Not Applicable" is indicated for individual paragraphs or subparagraphs. Italics denote directions for completing the final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).]

     [When adding any other final terms or information at, for example, item 19 of Part A or in relation to disclosure relating to the interests of natural and legal persons involved in the issue/offer in Part B consideration should be given as to whether such terms or information constitute "significant new factors" and consequently trigger the need for a supplement to the Prospectus under Article 16 of the Prospectus Directive.]

1.  (i)   Issuer:                            Queensland Treasury Corporation

    (ii)  Guarantor:                         The Treasurer on behalf of the Government
                                             of Queensland

2. Benchmark line:                           2011

                                             (to be consolidated and form a single
                                             series with QTC 6% Global A$Bonds due 14
                                             June 2011, ISIN US748305BC27)

3. Specific Currency or Currencies:          AUD ("A$")

4.  (i)   Issue price:                       104.551%

    (ii)  Dealers' fees and commissions      No fee or commission is payable in respect
          paid by Issuer:                    of the issue of the bond(s) described in
                                             these final terms (which will constitute a
                                             "pricing supplement" for purposes of any
                                             offers or sales in the United States or to
                                             U.S. persons). Instead, QTC pays fees and
                                             commissions in accordance with the
                                             procedure described in the QTC Offshore
                                             and Onshore Fixed Interest Distribution
                                             Group Operational Guidelines.

5. Specified Denominations:                  A$1,000

6.  (i)   Issue Date:                        24 OCTOBER 2008

    (ii)  Record Date (date on and from      6 June / 6 December. Security will be
          which security is Ex-interest):    ex-interest on and from 7 June / 7 December.

    (iii) Interest Payment Dates:            14 June / 14 December

7. Maturity Date:                            14 June 2011

8. Interest Basis:                           6 per cent Fixed Rate

9. Redemption/Payment Basis:                 Redemption at par

10. Change of Interest Basis or              Not Applicable
    Redemption/Payment Basis:

11. (i)   Status of the Bonds:               Senior and rank pari passu with other
                                             senior, unsecured debt obligations of QTC

    (ii)  Status of the Guarantee:           Senior and ranks pari passu with all its
                                             other unsecured obligations

12. Method of distribution:                  Non-syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

13. Fixed Rate Note Provisions
    Applicable

    (i)   Rate(s) of Interest:               6 per cent per annum payable semi-annually
                                             in arrears

    (ii)  Interest Payment Date(s):          14 June and 14 December in each year up to
                                             and including the Maturity Date

    (iii) Fixed Coupon Amount(s):            A$30 per A$1,000 in nominal amount
          (Applicable to bonds in
          definitive form)

    (iv)  Determination Date(s):             Not Applicable

    (v)   Other terms relating to the        None
          method of calculating interest
          for Fixed Rate Bonds:

PROVISIONS RELATING TO REDEMPTION

14. Final Redemption Amount:                 A$1,000 per bond of A$1,000 Specified
                                             Denomination

                                             (NB: If the Final Redemption Amount is
                                             other than 100 per cent. of the nominal
                                             value the bonds will be derivative
                                             securities for the purposes of the
                                             Prospectus Directive and the requirements
                                             of Annex XII to the Prospectus Directive
                                             Regulation will apply and the Issuer will
                                             prepare and publish a supplement to the
                                             Prospectus)

15. Early Redemption Amount(s)               Not Applicable
    payable on redemption for
    taxation reasons or on event of
    default and/or the method of
    calculating the same:

GENERAL PROVISIONS APPLICABLE TO THE BONDS

16. Form of Bonds:                           Permanent Global Note not exchangeable for
                                             Definitive Bonds

17. Additional Financial Centre(s)           Not Applicable
    or other special provisions
    relating to Payment Dates:

18. Talons for future Coupons or             No
    Receipts to be attached to
    Definitive Bonds (and dates on
    which such Talons mature):

19. Other terms or special                   Not Applicable
    conditions:
                                             (When adding any other final terms
                                             consideration should be given as to
                                             whether such terms constitute "significant
                                             new factors" and consequently trigger the
                                             need for a supplement to the Prospectus
                                             under Article 16 of the Prospectus
                                             Directive)

DISTRIBUTION

20. (i)   If syndicated, names and           Not Applicable
          addresses of Managers and
          underwriting commitments:

    (ii)  Date of Dealer Agreement:          22 OCTOBER 2008

    (iii) Stabilizing Manager(s) (if any):   Not Applicable

21. If non-syndicated, name and              UBS AG Australia Branch
    address of relevant Dealer:              Level 25 Governor Phillip Tower
                                             1 Farrer Place
                                             Sydney NSW 2000

22. Whether TEFRA D or TEFRA C rules         TEFRA Not Applicable
    applicable or TEFRA rules not
    applicable:

23. Non exempt Offer                         Not Applicable

                                             (N.B. Consider any local regulatory

                                             requirements necessary to be fulfilled so
                                             as to be able to make a non-exempt offer
                                             in relevant jurisdictions. No such offer
                                             should be made in any relevant
                                             jurisdiction until those requirements have
                                             been met. Non-exempt offers may only be
                                             made into jurisdictions in which the base
                                             prospectus (and any supplement) has been
                                             notified/passported.)

24. Additional selling restrictions:         Not Applicable

LISTING APPLICATION

     These final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons) comprises the details required for issue and admission to trading on the Luxembourg Stock Exchange regulated market and admission to the Official List of the Luxembourg Stock Exchange of bonds described herein pursuant to the A$18,000,000,000 Global A$ Bond Facility of Queensland Treasury Corporation.

RESPONSIBILITY

     The Issuer and the Guarantor accept responsibility for the information contained in these final terms (which will constitute a "pricing supplement" for purposes of any offers or sales in the United States or to U.S. persons).

Signed on behalf of the Issuer:


By:
    ----------------------------------
              Duly authorized

                            PART B--OTHER INFORMATION

1. LISTING AND ADMISSION TO TRADING

   (i)  Listing                              Bourse de Luxembourg.

   (ii) Admission to trading:                Application has been made by the Issuer
                                             (or on its behalf) for the bonds to be
                                             admitted to trading on the regulated
                                             market of the Bourse de Luxembourg with
                                             effect from the Issue Date.

                                             (Where documenting a fungible issue need
                                             to indicate that original securities are
                                             already admitted to trading.)

2. RATINGS

   Ratings:                                  The bonds to be issued have been rated:
                                             S&P:     AAA
                                             Moody's: Aaa

                                             An obligation rate 'AAA' by S&P has the
                                             highest credit rating assigned by
                                             Standard & Poor's. The obligor's
                                             capacity to meet its financial commitment
                                             on the obligation is extremely strong.

                                             Obligations rated 'AAA' by Moody's are
                                             judged to be of the highest quality with
                                             minimal credit risk.

                                             A credit rating is not a recommendation
                                             to buy, sell or hold securities and may
                                             be revised or withdrawn by the rating
                                             agency at any time. Each rating should
                                             be evaluated independently of any other
                                             rating.

                                             (The above disclosure should reflect the
                                             rating allocated to bonds issued under
                                             the bond facility generally or, where the
                                             issue has been specifically rated, that
                                             rating.)

3. INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save for any fees payable to the Dealers, so far as the Issuer is aware, no person involved in the issue of the bonds has an interest material to the offer.--Amend as appropriate if there are other interests] [(When adding any other description, consideration should be given as to whether such matters described constitute
"significant new factors" and consequently trigger the need for a supplement to the prospectus supplement under Article 16 of the Prospectus Directive.)]

4. REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

(i)       Reasons for the Offer:             See "Use of Proceeds" section in the
                                             prospectus supplement--if reasons for
                                             offer different from making profit and/or
                                             hedging certain risks will need to
                                             include those reasons here.

(ii)      Estimated net proceeds:            Not Applicable.

                                             (If proceeds are intended for more than

                                             one use will need to split out and present
                                             in order of priority. If proceeds
                                             insufficient to fund all proposed uses
                                             state amount and sources of other
                                             funding.)

(iii) Estimated total expenses:              Not Applicable.

                                             [Expenses are required to be broken down
                                             into each principal intended "use" and
                                             presented in order of priority of such
                                             "uses".]

5. YIELD

   Indication of yield:                      5.02%

                                             Calculated as 7 basis points less than
                                             the yield on the equivalent A$ Domestic
                                             Bond issued by the Issuer under its
                                             Domestic A$ Bond Facility on the Trade
                                             Date.

                                             The yield is calculated at the Trade Date
                                             on the basis of the Issue Price. It is
                                             not an indication of future yield.

6. OPERATIONAL INFORMATION

     (i)       ISIN Code:                    US748305BC27

     (ii)      Common Code:                  010926238

     (iii)     CUSIP Code:                   748305BC2

     (iv)      Any clearing system(s)        Not Applicable
               other than Depositary
               Trust Company, Euroclear
               Bank S.A./N.V. and
               Clearstream Banking,
               societe anonyme and the
               relevant identification
               number(s):

     (v)       Delivery:                     Delivery free of payment

     (vi)      Names and addresses of        [__________]
               additional Paying Agent(s)
               (if any):

7. TERMS AND CONDITIONS OF THE OFFER

     (i)   Offer Price;                      Not applicable

     (ii)  [Conditions to which the offer    Not applicable
           is subject;]

     (iii) [Description of the application   Not applicable
           process;]

     (iv)  [Details of the minimum and/or    Not applicable
           maximum amount of application;]

     (v)   [Description of possibility to    Not applicable
           reduce subscriptions and manner
           for refunding excess amount paid
           by applicants;]

     (vi)  [Details of the method and time   Not applicable
           limits for paying up and
           delivering the bonds;]

     (vii) [Manner in and date on which      Not applicable
           results of the offer are to be
           made public;]

     (viii)  [Procedure for exercise of      Not applicable
             any right of pre-emption,
             negotiability of subscription
             rights and treatment of
             subscription rights not
             exercised;]

     (ix)    [Categories of potential        Not applicable
             investors to which the bonds
             are offered and whether
             tranche(s) have been
             reserved for certain
             countries;]

     (x)     [Process for notification to    Not applicable
             applicants of the amount
             allotted and the indication
             whether dealing may begin
             before notification is made;]

     (xi)    [Amount of any expenses and     Not applicable
             taxes specifically charged to
             the subscriber or Purchaser;]

     (xii)   [Name(s) and address(es), to    None
             the extent know to the Issuer,
             of the placers in the various
             countries where the offer takes
             place.]